AMENDMENT TO

DIAMOND HILL CAPITAL MANAGEMENT, INC.

SERVICES AGREEMENT

AMENDMENT made as of March 31, 2015, between Diamond Hill Capital Management, Inc. (the “Client”) and Citi Fund Services Ohio, Inc. (“Service Provider”), to that certain Services Agreement, dated August 22, 2011, between the Client and Service Provider (as amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Service Provider performs certain services for the Funds;

WHEREAS, Service Provider and SunGard Investor Services LLC (“Purchaser”) intend to effect a transaction pursuant to that certain Transfer Agreement (the “Transfer Agreement”) entered into by and between an affiliate of Service Provider and SunGard Investment Systems LLC, an affiliate of Purchaser;

WHEREAS, under the terms of the Transfer Agreement, Service Provider and certain of its affiliates will assign and transfer to Purchaser or its designated affiliates certain assets and liabilities related to Service Provider’s U.S. transfer agency business (the “Transaction”);

WHEREAS, in connection with the Transaction, Service Provider seeks to amend the Agreement to delete therefrom (i) those provisions that oblige Service Provider to provide Transfer Agency and ancillary services and (ii) those provisions related to the payment by the Client of fees and expenses related thereto.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Service Provider hereby agree as follows:

1.	Consent to the Transaction. Client hereby consents to the Transaction.

2.	Amendment to Section 2(A) [Services]. The words “and sub-transfer agency” are hereby deleted from the first sentence of Section 2(A) of the Agreement.

3.	Amendment to Section 10(C)(ii) [Termination Related Obligations]. The reference to “$100,000” in Section 10(C)(ii) is hereby deleted and replaced with “$0”.

4.	Amendment to Schedule 2 [Services]. Appendix B [Sub-Transfer Agency Services], Appendix C [Blue Sky Exemption Services], and Appendix D [Profile II Services] are hereby deleted from Schedule 2 [Services] to the Agreement.

5.	Amendment to Schedule 4 [Fee Schedule]. Section 1(B) [Sub-Transfer Agency Fees], Section 1(C) [Blue Sky Exemption Services Fees], Section 1(D) [Profile II Services Fees] and Section 1(E) [Web Access Services Fees] are hereby deleted from Schedule 4 [Fee Schedule] to the Agreement. In addition, Section 2(A) Item (vii) [reimbursement of NSCC and DTCC charges] and Item (viii) [Service Provider expenses for review of new accounts] of Section 2(A) are hereby deleted from Schedule 4 [Fee Schedule] to the Agreement.

5.	Representations and Warranties.

(a) The Client represents that it has full power and authority to enter into and perform this Amendment and that it has provided this Amendment to the Board.

(b) Service Provider represents that it has full power and authority to enter into and perform this Amendment.

6.	Miscellaneous.

(a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

DIAMOND HILL CAPITAL MANAGEMENT, INC.

By:	/s/ Thomas E. Line

Name:	Thomas E. Line

Title:	CFO

Date:	3/30/2015

CITI FUND SERVICES OHIO, INC.

By:	/s/ Jay Martin

Name:	Jay Martin

Title:	President

Date:	3/30/15